Exhibit 10

SEVERANCE AGREEMENT - RELEASE OF ALL CLAIMS

This Severance Agreement-Release of All Claims (hereinafter the "Agreement") is made between Vivian McDonald (hereinafter "Ms. McDonald"), an individual, on behalf of herself and her heirs and representatives, and Stage Stores, Inc., including its officers, directors, members, employees, affiliates, agents, subsidiaries, attorneys, benefit plan and plan administrators, joint ventures, successors and/or assigns (hereinafter collectively referred to as "Stage").  Ms. McDonald and Stage are collectively referred to in this Agreement as the "Parties".

In consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ms. McDonald and Stage, intending to be legally bound, agree as follows:

1.             Employment Agreement.  Ms. McDonald and Stage are parties to an Employment Agreement dated January 30, 2002 (the "Employment Agreement").  Terms not otherwise defined in this Agreement shall have the definitions given to them in the Employment Agreement.

2.             Nature of Release.  This Agreement terminates the Employment Agreement and resolves all past, pending, threatened, or possible claims, if any there be, arising under any state or federal law by Ms. McDonald, her heirs and assigns and any derivative claims against Stage, its parent, subsidiaries, related companies, or any Stage related entity or its current and/or former officers, directors, members, attorneys, agents and employees, arising out of the Employment Agreement, any other agreement to which Ms. McDonald and Stage are parties, or any other terms or conditions of Ms. McDonald's employment with Stage.

3.             Employment.  Ms. McDonald acknowledges that her employment with Stage is terminated effective September 4, 2004 (the "Effective Date").  The execution of this Agreement by Ms. McDonald shall evidence Ms. McDonald's resignation from her capacities as Executive Vice President, General Merchandise Manager of Stage as of the Effective Date.

4.             Confidentiality.  Ms. McDonald agrees that the terms of this Agreement shall be maintained in confidence in all circumstances and that only Ms. McDonald, her immediate family and her chosen accountant and/or legal representative to the extent necessary to perform services, shall be apprised by her of the terms and conditions of this Agreement except as it is necessary in the enforcement of this Agreement.  Notwithstanding the foregoing, Ms. McDonald acknowledges that this Agreement, as a material contract, will be filed as an exhibit to Stage's next periodic report filed with the Securities and Exchange Commission.

5.             Non-Admission.  The Parties acknowledge that this Agreement evidences the mutual termination of an employment relationship and is not an admission of any wrongdoing or liability on the part of Stage or Ms. McDonald.

6.             Texas Contract.  The Parties agree that this Agreement constitutes a contract to be governed by the laws of the State of Texas without regard to the laws of any other location.  The Parties agree that they shall be subject to Texas jurisdiction for any action to enforce this Agreement or to remedy any breach of this Agreement.

7.             Health Insurance.  Ms. McDonald's coverage under Stage's medical and dental insurance plans will end at 12:01 a.m. local time on September 5, 2005.  Ms. McDonald will become eligible for COBRA continuation coverage beginning at 12:01 a.m. local time on September 5, 2005.  If Ms. McDonald elects COBRA continuation coverage, the total cost of such COBRA continuation coverage shall be Ms. McDonald's responsibility.

8.             Life Insurance.  Ms. McDonald's life insurance coverage through Stage will end at 12:01 a.m. local time on September 5, 2005.  Conversion options are available and will be made known to her through the insurance carrier.

9.             Severance Payments.  Exclusive of any other consideration or benefit to Ms. McDonald enumerated in this Agreement, in consideration of the agreements made herein and as set forth in Sections 4.3.1 and 4.3.2 of the Employment Agreement, Stage agrees to pay Ms. McDonald the following amounts, in each case less applicable payroll taxes, withholding and other deductions, which may be required to be withheld under any provision of applicable laws, agreements or as otherwise requested by Ms. McDonald:

(a)        $13,269.23, as Base Salary earned and unpaid through the Effective Date, which shall be paid to Ms. McDonald within thirty (30) days of the Effective Date,

(b)        $517,500.00, representing one (1) times the aggregate of (x) the Base Salary plus (y) the Incentive Compensation at the Target Rate as of the Effective Date, which shall be paid to Ms. McDonald in regular installments commencing from the Effective Date in accordance with Stage's general payroll practices,

(c)        Any Incentive Compensation for Stage's current fiscal year, pro-rated through the Effective Date, to which Stage's Board of Directors determines Ms. McDonald is entitled, which shall be paid to Ms. McDonald in a lump sum on or before April 1, 2005, and

(d)        A maximum aggregate of $15,000 for outplacement services for a period of twelve (12) months from the Effective Date, which shall be paid directly to the entity providing outplacement services to Ms. McDonald within ten (10) days of Stage's receipt of an invoice or statement from such entity.

10.          Arbitration.  Should any dispute arise relating to the meaning, interpretation, or application of this Agreement, the dispute shall be settled in Harris County, Texas, in accordance with the employment dispute arbitration rules of the American Arbitration Association, and each party shall bear their own costs and attorney's fees.

11.          Return of Property.  Ms. McDonald shall deliver to Stage at 10201 Main Street, Houston, Texas  77025, Attention:  Chief Executive Officer, on or before the Effective Date, any and all property of Stage, including but not limited to keys, computers, credit cards, company car, documents (including Confidential Information as defined herein) and/or any other company property in Ms. McDonald's possession or control.

12.          Attorney Fees.  The Parties agree that all attorney fees, costs and income tax liability, if any, related to this Agreement, are to be paid by the respective party.

13.          No Disparagement.  Ms. McDonald and Stage agree not to engage in any disruptive or disparaging activities, directly and/or indirectly, concerning each other.  This includes, but is not limited to, disparaging comments, correspondence or conversations with any and all persons; provided, however, this clause shall not prevent either party from testifying truthfully if compelled to do so by subpoena, court order, or other legal process, after providing written notice to the other party.

14.          Confidential Information.  Ms. McDonald acknowledges that the information, observations and data obtained by her while employed by Stage concerning the business affairs of Stage ("Confidential Information") are the property of Stage.  Ms. McDonald shall not disclose to any unauthorized person, or use for Ms. McDonald's own purposes, any Confidential Information without the prior written consent of Stage's Board of Directors, unless and to the extent that the aforementioned matters become generally known to, and available for use by, the public other than as a result of Ms. McDonald's acts or omissions.  Ms. McDonald shall deliver to Stage at 10201 Main Street, Houston, Texas  77025, Attention:  Chief Executive Officer, on the Effective Date, or at any other time Stage may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (including any and all copies thereof) relating to or containing any portion of the Confidential Information, or relating to the business of Stage which she may then possess or have under her control.

15.          Non-Compete.  Ms. McDonald agrees that, for a period of one year from the Effective Date, she will not directly or indirectly either for herself or for any other person or entity (whether as an officer, director, employee, owner, stockholder, consultant, agent, advisor, general partner, limited partner or otherwise), individually or as part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by Stage within any geographical area in which Stage engages or has proposed to engage in such business (or solicit any person to engage in any of the foregoing activities).  For purposes of the foregoing, a business shall be deemed to be competing with the business of Stage if such business (a) operates apparel stores in small markets (i.e., with populations of less than 50,000), and (b) operates a significant number of its apparel stores (25% or more of its total apparel stores) in 10,000‑30,000 square foot formats, and (c) has sales in excess of $10 million per annum, and (d) operates an apparel store within 25 miles of a store operated by Stage.  Nothing herein shall prohibit Ms. McDonald from being a passive owner of not more than five (5%), in the aggregate, of the outstanding stock of any class of securities of a corporation which is publicly traded and which competes in the business of Stage so long as Ms. McDonald has no direct or indirect participation in the management or directorship of such corporation.  Ms. McDonald acknowledges that the foregoing restriction is reasonable in all respects and that no less restrictive provision in terms of duration prohibited activities or geographic area adequately protects Stage's assets and other legitimate business interests.

16.          Non-Solicitation.  Ms. McDonald agrees that, for a period of one year from the Effective Date, she shall not directly or indirectly, on her own behalf or for any other person or entity, induce or attempt to induce any employee of Stage to leave the employ of Stage, hire any person who is an employee of Stage as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers' representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with Stage to cease doing business with or reduce the volume of its business with Stage.

17.          Damages.  Because of the difficulty of measuring economic losses to Stage as a result of any breach of this Agreement by Ms. McDonald, and because of the immediate and irreparable damage that could be caused to Stage by such a breach for which it would have no other remedy, Ms. McDonald agrees that Stage may enforce the provisions of this Agreement by injunctions and restraining orders against Ms. McDonald for such a breach, in addition to any other available relief at law or equity.  Also, should Ms. McDonald breach this Agreement, any amounts paid by Stage to Ms. McDonald under Section 9 before the breach occurred must be refunded to Stage by Ms. McDonald within thirty (30) days of the breach.  In any action to enforce this Agreement, the prevailing party shall be entitled to recover its costs and a reasonable attorney's fee.

18.          Mutual Release.  As a material inducement to enter into this Agreement, Ms. McDonald hereby unconditionally releases and forever discharges Stage and each of its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, accountants, divisions, subsidiaries, affiliates, and all persons acting by, through, under or in concert with any of them for any and all charges, complaints, claims, liabilities, obligations, promises, agreement, controversies, damages, actions, causes of action, suits, rights, demands, cost, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including but not limited to rights under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination and Employment Act of 1967 ("ADEA") and other federal, state or local laws prohibiting discrimination, breach of contract or public policy, wrongful or retaliatory discharge, defamation, personal or business injury claims growing out of any legal restrictions on Stage's right to terminate its employees that Ms. McDonald now has, or holds or claims to have owned or held or which Ms. McDonald would at any time heretofore have had, owned or held against Stage or any Stage related entity.  Ms. McDonald and Stage hereby expressly waive the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Ms. McDonald or Stage to exist.

To comply with the Older Worker's Benefit Protection Act of 1990 (the "Act"), Stage has advised Ms. McDonald of the legal requirements of this Act and fully incorporates the legal requirements of the Act by reference into this Agreement as follows:

a.             This Agreement is written in layman's terms, and Ms. McDonald represents that she understands and comprehends its terms;

b.             Ms. McDonald has been advised of her rights to consult an attorney to review this Agreement and have the benefit of an attorney through the settlement process;

c.             Ms. McDonald does not waive any rights or claims that may arise after the date this Agreement is executed;

d.             Ms. McDonald affirms that she is receiving consideration beyond anything of value to which she is already entitled; and

e.             Ms. McDonald has been given a reasonable period of time to consider this Agreement.

19.          Consideration Period, Limited Revocation And Effective Date.  The parties agree that Ms. McDonald was provided at least twenty-one (21) calendar days during which to consider whether to sign this Severance Agreement-Release of All Claims.  The signed Agreement must be delivered to Stage Stores, Inc., 10201 Main Street, Houston, Texas  77025, Attention: Chief Executive Officer, no later than 5:00 p.m. C.S.T., on August 23, 2004.  In any event, Ms. McDonald will have seven (7) calendar days from the date she signs and delivers a copy of the Agreement to Stage Stores, Inc., 10201 Main Street, Houston, Texas  77025, Attention: Chief Executive Officer, during which Ms. McDonald may revoke the Agreement by delivering a signed and dated notice of revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas  77025, Attention: Chief Executive Officer.  This Agreement becomes effective and enforceable when the seven (7) day revocation period has expired if Ms. McDonald has not delivered a written revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas  77025, Attention: Chief Executive Officer, before that time.

20.          Payment Of Other Compensation.  Ms. McDonald acknowledges that except as set forth in Section 9, all compensation normally due her at the time of her termination will be paid by Stage within 14 calendar days from the date of her termination.  Except as set forth in Section 9, any other benefits to which Ms. McDonald may be entitled shall be distributed in accordance with the terms of the individual plan documents.

21.          Stock Options.  The Parties acknowledge that pursuant to the terms and conditions of a Stock Option Agreement dated August 24, 2001, Ms. McDonald was issued options for 150,000 shares of the Company's common stock in three groupings with per share exercise prices of $13.75, $15.00 and $16.25, respectively (the "Options").  The Parties also acknowledge that the right to exercise the Options vests over four years from August 24, 2001, with 25% of each grouping vesting at the end of each of the first four years following the date of grant, and expire sixty (60) days after the Effective Date.

(a)        Ms. McDonald agrees and acknowledges that as of the Effective Date the following Options will have vested, are exercisable, and will remain exercisable until November 4, 2004, at which time they shall expire:

12,500 Options @ $13.75/share

12,500 Options @ $15.00/share

12,500 Options @ $16.25/share

(b)        Ms. McDonald agrees and acknowledges that as of the Effective Date, the following options have not become vested and shall be forfeited as of the Effective Date:

12,500 Options @ $13.75/share

12,500 Options @ $15.00/share

12,500 Options @ $16.25/share

22.          Exchange Act Compliance.  Ms. McDonald acknowledges (a) that as an officer of Stage she has received a copy of the Company's Insider Trading and Reporting Policy (as of January 21, 2004) (the "Policy") and that she is a Section 16(a) Reporting Person as identified on Exhibit A to the Policy, (b) that pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), directors, officers and principal shareholders must disgorge profits received in the event they purchase and sell, or sell and purchase, Stage's common stock or other equity securities within a six month period (any transaction executed within six months of an opposite transaction) ("short-swing profits"), (c) that the exercise of a stock option and the sale of the stock acquired does not trigger liability for short-swing profits; however, the sale of the stock acquired from the exercise of a stock option by a former officer or director of Stage will be matched against all purchases of Stage stock within six months prior to the date of sale of the stock acquired from exercise of the stock option and is therefore reportable under Section 16(a) on Form 4; and Section 16(b) remains applicable to former officers and directors for a period of six months after they cease to be in those positions, (d) it is becoming common practice for shareholders of public companies and their counsel to monitor transactions reported to the SEC by directors, officers and principal shareholders of those public companies in an effort to cause the disgorgement of profits made by those persons, (e) in addition to the disgorgement of profits, those shareholders also seek the reimbursement of their attorneys fees related to their investigation of Section 16(b) violations even if a lawsuit is not filed to recover the profits, and (f) directors and officers may also be subject to SEC or court imposed civil penalties of up to $100,000.  Therefore, Ms. McDonald acknowledges and agrees as follows:

  Transactions by her after the Effective Date that occur within six months of an opposite transaction that occurred before the Effective Date must be reported by her on a Form 4 report, the preparation and electronic filing with the SEC of which she agrees to be solely responsible,
  Transactions by her after the Effective Date that do not occur within six months of an opposite transaction that occurred before the Effective Date do not have to be reported on a Form 4 report,
  She need not file a Form 4 report solely to indicate her resignation, and
  She will indemnify Stage against, and immediately reimburse Stage for, any losses, including attorney's fees, Stage may incur as a result of any violation by her of Section 16(b).

23.          Terms of This Agreement are Severable.  If any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or applications; and to this end the provisions of this Agreement are declared to be severable.

24.          Entire Agreement.  The Parties agree that this Agreement contains the entire agreement between them and supersedes all prior and/or contemporaneous written or oral agreements between them.  The Parties also agree and acknowledge that no other promises or agreements have been offered before this Agreement (other than what is described herein) and that no other promise or agreement between the Parties will be binding unless it is in writing and signed by the Parties.

25.           MS. MCDONALD ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS ITS CONTENT AND MEANING, AND HAS NOT BEEN COERCED OR THREATENED INTO SIGNING IT.  MS. MCDONALD IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY OF MS. MCDONALD'S CHOOSING REGARDING THE EFFECT OF THIS AGREEMENT PRIOR TO SIGNING IT.

The Parties enter into this Agreement voluntarily and with full knowledge of its contents.

Signed this 25th day of August, 2004.

READ THIS AGREEMENT CAREFULLY BEFORE SIGNING

/s/ Vivian McDonald

Vivian McDonald

Stage Stores, Inc.

By: /s/ James R. Scarborough

       Name: James Scarborough

       Title: President and CEO

ACKNOWLEDGMENTS

STATE OF TEXAS                              )

                                                             )               ss:

COUNTY OF HARRIS        )

On this 25th day of August, 2004, before me, a Notary Public, personally appeared Vivian McDonald, to me known to be the person who executed the foregoing Severance Agreement Agreement-Release of All Claims, and acknowledged that she executed it as her free and voluntary act and deed.

                Given under my hand and seal the day and year last above written.

/s/ Melinda Jo Perry

Notary Public

My Commission Expires:  August 01, 2005

STATE OF TEXAS                              )

                                                             )               ss:

COUNTY OF HARRIS        )

                On this 25th day of August, 2004, before me, a Notary Public, personally appeared James Scarborough, to me known to be the identical person who executed the foregoing Severance Agreement Agreement-Release of All Claims as the authorized representative of Stage Stores, Inc. and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

                Given under my hand and seal the day and year last above written.

/s/ Melinda Jo Perry

Notary Public

My Commission Expires:  August 01, 2005

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